Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road
Mechanicsburg, PA 17055

NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results for

Fourth Quarter and Year Ended December 31, 2015

MECHANICSBURG, PENNSYLVANIA — February 25, 2016 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its fourth quarter and year ended December 31, 2015.

For the fourth quarter ended December 31, 2015, net operating revenues increased 34.7% to $1,039.2 million, compared to $771.6 million for the same quarter, prior year.  Income from operations was $62.3 million for the fourth quarter ended December 31, 2015, compared to $57.8 million for the same quarter, prior year.  Net income attributable to Select Medical was $29.3 million for the fourth quarter ended December 31, 2015, compared to $25.7 million for the same quarter, prior year.  Net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, Concentra acquisition costs, equity in earnings (losses) of unconsolidated subsidiaries, and gain on sale of equity investment (“Adjusted EBITDA”) for the fourth quarter ended December 31, 2015 was $100.8 million, compared to $78.9 million for the same quarter, prior year.  A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release. Income per common share for the fourth quarter ended December 31, 2015 was $0.22 on a fully diluted basis compared to income per common share of $0.20 for the same quarter, prior year.

For the year ended December 31, 2015, net operating revenues increased 22.1% to $3,742.7 million, compared to $3,065.0 million for the prior year.  Income from operations was $274.8 million for the year ended December 31, 2015, compared to $284.5 million for the prior year. Net income attributable to Select Medical was $130.7 million for the year ended December 31, 2015, compared to $120.6 million for the prior year. Adjusted EBITDA for the year ended December 31, 2015 was $399.2 million, compared to $363.9 million for the prior year.  A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release.  Income per common share for the year ended December 31, 2015 was $0.99 on a fully diluted basis, compared to income per common share of $0.91 for the year ended December 31, 2014.

Specialty Hospitals

For the fourth quarter ended December 31, 2015, net operating revenues for the specialty hospitals segment increased 4.8% to $593.3 million, compared to $566.1 million for the same quarter, prior year.  Adjusted EBITDA for the specialty hospitals segment increased 7.6% to $86.0 million for the fourth quarter ended December 31, 2015, compared to $80.0 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 14.5% for the fourth quarter ended December 31, 2015, compared to 14.1% for the same quarter, prior year.  The Adjusted EBITDA results for the specialty hospitals segment include start-up losses of approximately $4.9 million for the fourth quarter ended December 31, 2015 compared to $5.9 million for the same quarter, prior year.  Certain specialty hospitals key statistics for both the fourth quarter ended December 31, 2015 and 2014 are presented in table VI of this release.

For the year ended December 31, 2015, net operating revenues for the specialty hospitals segment increased 4.5% to $2,346.8 million compared to $2,244.9 million for the prior year.  Adjusted EBITDA for the specialty hospitals segment for the year ended December 31, 2015 decreased to $327.6 million, compared to $341.8 million for the prior year.  The Adjusted EBITDA margin for the segment was 14.0% for the year ended December 31, 2015, compared to 15.2% for the prior year.  The Adjusted EBITDA results for the specialty hospitals segment include start-up losses of approximately $16.8 million for the year ended December 31, 2015, compared to $14.5 million for the prior year.  Certain specialty hospitals key statistics for both the year ended December 31, 2015 and 2014 are presented in table VII of this release.

Outpatient Rehabilitation

For the fourth quarter ended December 31, 2015, net operating revenues for the outpatient rehabilitation segment increased 0.6% to $206.2 million, compared to $205.0 million for the same quarter, prior year.  Adjusted EBITDA for the segment for the fourth quarter ended December 31, 2015 increased 1.8% to $23.6 million, compared to $23.2 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 11.4% for the fourth quarter ended December 31, 2015, compared to 11.3% for the same quarter, prior year.  Certain outpatient rehabilitation key statistics for both the fourth quarter ended December 31, 2015 and 2014 are presented in table VI of this release.

For the year ended December 31, 2015, net operating revenues for the outpatient rehabilitation segment decreased to $810.0 million, compared to $819.4 million for the prior year.  Adjusted EBITDA for the segment for the year ended December 31, 2015 increased 0.7% to $98.2 million, compared to $97.6 million for the prior year.  The Adjusted EBITDA margin for the segment was 12.1% for the year ended December 31, 2015, compared to 11.9% for the prior year.  Certain outpatient rehabilitation key statistics for both the year ended December 31, 2015 and 2014 are presented in table VII of this release.

Concentra Segment

On June 1, 2015, MJ Acquisition Corporation, a joint venture that Select Medical created with Welsh, Carson, Anderson & Stowe XII, L.P. (“WCAS”), consummated the acquisition of Concentra Inc. (“Concentra”), which provides occupational health, consumer health, physical therapy, and veteran’s healthcare services throughout the United States. Select Medical owns 50.1% of the voting interests of Concentra Group Holdings, LLC, the indirect parent of Concentra. Concentra’s financial results are consolidated with Select Medical’s effective June 1, 2015.

For the fourth quarter ended December 31, 2015, net operating revenues for the Concentra segment were $239.4 million.  Adjusted EBITDA for the Concentra segment was $11.5 million for the fourth quarter ended December 31, 2015.  The Adjusted EBITDA margin for the Concentra segment was 4.8% for the fourth quarter ended December 31, 2015. Concentra’s net operating revenues, Adjusted EBITDA and Adjusted EBITDA margin for the third quarter ended September 30, 2015 were $259.0 million, $25.6 million and 9.9% respectively.  The reduction in Adjusted EBITDA and Adjusted EBITDA margin is attributable to a seasonal reduction in the business that occurs in the fourth quarter and additional costs incurred related to integration activities.  Certain Concentra key statistics for the fourth quarter ended December 31, 2015 are presented in table VI of this release.

All Concentra financial information and statistics for the year ended December 31, 2015 are for the period beginning June 1, 2015 through December 31, 2015. For the year ended December 31, 2015, net operating revenues for the Concentra segment were $585.2 million.  Adjusted EBITDA for the Concentra segment was $48.3 million for the year ended December 31, 2015.  The Adjusted EBITDA margin for the Concentra segment was 8.3% for the year ended December 31, 2015.  Certain Concentra key statistics for the year ended December 31, 2015 are presented in table VII of this release.

Stock Repurchase Program

Select Medical did not repurchase shares during the fourth quarter ended December 31, 2015 under the authorized $500.0 million stock repurchase program. The program will remain in effect until December 31, 2016, unless extended or earlier terminated by the board of directors. Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate.  Select Medical is funding this program with cash on hand and borrowings under Select’s revolving facility.

During the year ended December 31, 2015, Select Medical repurchased 1,032,334 shares at an aggregate cost of approximately $13.6 million, an average cost per share of $13.20, which includes transaction costs. Since the inception of the program through December 31, 2015, Select Medical has repurchased 35,924,128 shares at an aggregate cost of approximately $314.7 million, or $8.76 per share, which includes transaction costs.

Pending Physiotherapy Acquisition

On January 25, 2016, Select Medical announced that its wholly owned subsidiary, Select Medical Corporation, has entered into a Merger Agreement to acquire Physiotherapy Associates Holdings, Inc. for $400.0 million in cash, subject to certain adjustments in accordance with the terms set forth in the Merger Agreement. The transaction, which is expected to close in the first half of 2016, is subject to a number of closing conditions.

Business Outlook

Select Medical reaffirms its prior business outlook, provided most recently in its January 11, 2016 press release, for net operating revenues, Adjusted EBITDA and fully diluted income per common share. Select Medical continues to expect consolidated net operating revenues for the full year 2016 to be in the range of $4.0 billion to $4.2 billion. Select Medical continues to expect Adjusted EBITDA for the full year 2016 to be in the range of $470 million to $510 million. Select Medical continues to expect fully diluted income per common share for the full year 2016 to be in the range of $0.72 to $0.91.

This business outlook does not take into consideration the pending acquisition of Physiotherapy described above.

Conference Call

Select Medical will host a conference call regarding its fourth quarter and full year ended December 31, 2015 results, as well as its business outlook, on Friday, February 26, 2016, at 9:00am EST. The domestic dial in number for the call is 1-877-703-6105. The international dial in number is 1-857-244-7304. The passcode for the call is 67220955. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59pm EST, March 4, 2016. The replay number is 1-888-286-8010 (domestic) or 1-617-801-6888 (international). The passcode for the replay will be 63449153. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

*   *   *   *   *

Select Medical began operations in 1997 and has grown to be one of the largest operators of specialty hospitals and outpatient rehabilitation clinics in the United States based on number of facilities.  As of December 31, 2015, Select Medical operated 109 long term acute care hospitals and 18 acute medical rehabilitation hospitals in 28 states, and 1,038 outpatient rehabilitation clinics in 31 states and the District of Columbia.  Select Medical’s subsidiary, Concentra, provides occupational health, consumer health, physical therapy, and veteran’s healthcare services throughout the United States.  As of December 31, 2015, Concentra operated 300 centers in 38 states.  Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics.  Select Medical’s contract therapy business provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools, and work sites.  As of December 31, 2015, Select Medical had operations in 46 states and the District of Columbia.  Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                       changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium limiting the full application of the 25 Percent Rule that would reduce our Medicare payments for those patients admitted to a long term acute care hospital from a referring hospital in excess of an applicable percentage admissions threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                       the impact of the Bipartisan Budget Act of 2013, which establishes new payment limits for Medicare patients who do not meet specified criteria, may result in a reduction in net operating revenues and profitability of our long term acute care hospitals;

•                    the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                    the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                    a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                    acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                    our plans and expectations related to the Concentra acquisition, including expectations regarding the expected capital expenditures related to the acquisition, and our ability to realize anticipated synergies;

•                    private third-party payors for our services may undertake future cost containment initiatives that could limit our future net operating revenues and profitability;

•                    the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                    shortages in qualified nurses, therapists, physicians, or other licensed providers could increase our operating costs significantly or limit our ability to staff our facilities;

•                    competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                    the loss of key members of our management team could significantly disrupt our operations;

•                    the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                    other factors discussed from time to time in our filings with the Securities and Exchange Commission (“SEC”), including factors discussed under the heading “Risk Factors” of our quarterly report on Form 10-Q and of the annual report on Form 10-K.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I.  Condensed Consolidated Statements of Operations

For the Three Months Ended December 31, 2014 and 2015

(In thousands, except per share amounts, unaudited)

	2014	2015	% Change

Net operating revenues	$771,608	$1,039,205	34.7%

Costs and expenses:
Cost of services	656,303	902,328	37.5%
General and administrative	28,028	24,135	(13.9)%
Bad debt expense	12,110	16,129	33.2%
Depreciation and amortization	17,345	34,313	97.8%

Income from operations	57,822	62,300	7.7%

Equity in earnings of unconsolidated subsidiaries	2,909	4,023	38.3%
Interest expense	(21,414)	(33,088)	54.5%

Income before income taxes	39,317	33,235	(15.5)%

Income tax expense	11,799	7,388	(37.4)%

Net income	27,518	25,847	(6.1)%

Less: Net income (loss) attributable to non- controlling interests	1,806	(3,480)	N/M

Net income attributable to Select Medical Holdings Corporation	$25,712	$29,327	14.1%

Weighted average shares outstanding(1):
Basic	127,007	127,292
Diluted	127,358	127,464

Income per common share(1):
Basic	$0.20	$0.22
Diluted	$0.20	$0.22

Dividends per share	$0.10	—

N/M — Not Meaningful

(1)         Under the two-class method for calculating income per common share, unvested restricted stock is a separate, participating class.  Income per common share and weighted average common shares outstanding exclude amounts attributed to the unvested restricted class of stockholders.  Net income allocated to the unvested restricted stockholders was $0.9 million and $0.8 million for the three months ended December 31, 2015 and 2014, respectively.  Unvested restricted weighted average shares were 4,021 thousand and 4,069 thousand for the three months ended December 31, 2015 and 2014, respectively.

II.  Condensed Consolidated Statements of Operations

For the Years Ended December 31, 2014 and 2015

(In thousands, except per share amounts, unaudited)

	2014	2015	% Change

Net operating revenues	$3,065,017	$3,742,736	22.1%

Costs and expenses:
Cost of services	2,582,340	3,211,541	24.4%
General and administrative	85,247	92,052	8.0%
Bad debt expense	44,600	59,372	33.1%
Depreciation and amortization	68,354	104,981	53.6%

Income from operations	284,476	274,790	(3.4)%

Loss on early retirement of debt	(2,277)	—	N/M
Equity in earnings of unconsolidated subsidiaries	7,044	16,811	138.7%
Gain on sale of equity investment	—	29,647	N/M
Interest expense	(85,446)	(112,816)	32.0%

Income before income taxes	203,797	208,432	2.3%

Income tax expense	75,622	72,436	(4.2)%

Net income	128,175	135,996	6.1%

Less: Net income attributable to non- controlling interests	7,548	5,260	(30.3)%

Net income attributable to Select Medical Holdings Corporation	$120,627	$130,736	8.4%

Weighted average shares outstanding(1):
Basic	129,026	127,478
Diluted	129,465	127,752

Income per common share(1):
Basic	$0.91	$1.00
Diluted	$0.91	$0.99

Dividends per share	$0.40	$0.10

N/M = Not Meaningful

(1)         Under the two-class method for calculating income per common share, unvested restricted stock is a separate, participating class.  Income per common share and weighted average common shares outstanding exclude amounts attributed to the unvested restricted class of stockholders.  Net income allocated to the unvested restricted stockholders was $3.8 million and $3.3 million for the years ended December 31, 2015 and 2014, respectively.  Unvested restricted weighted average shares were 3,847 thousand and 3,671 thousand for the years ended December 31, 2015 and 2014, respectively.

III.  Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2014	December 31, 2015
Assets

Cash	$3,354	$14,435

Accounts receivable, net	444,269	603,558

Current deferred tax asset	15,991	28,688

Other current assets	64,030	102,473

Total Current Assets	527,644	749,154

Property and equipment, net	542,310	864,124

Goodwill	1,642,083	2,314,624

Other identifiable intangibles	72,519	318,675

Other assets	140,253	180,089

Total Assets	$2,924,809	$4,426,666

Liabilities and Equity

Payables and accruals	$383,550	$504,119

Current portion of long-term debt	10,874	233,570

Total Current Liabilities	394,424	737,689

Long-term debt, net of current portion	1,542,102	2,190,314

Non-current deferred tax liability	109,203	218,705

Other non-current liabilities	92,855	133,220

Total Liabilities	2,138,584	3,279,928

Redeemable non-controlling interests	10,985	238,221

Total equity	775,240	908,517

Total Liabilities and Equity	$2,924,809	$4,426,666

IV.  Condensed Consolidated Statement of Cash Flows

For the Three Months Ended December 31, 2014 and 2015

(In thousands, unaudited)

	2014	2015
Operating Activities
Net Income	$27,518	$25,847
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	15	2,155
Depreciation and amortization	17,345	34,313
Provision for bad debts	12,110	16,129
Equity in earnings of unconsolidated subsidiaries	(2,909)	(4,023)
Loss on sale of assets and businesses	188	166
Stock compensation expense	3,795	5,741
Amortization of debt discount, premium and issuance costs	1,902	2,797
Deferred income taxes	11,467	4,867
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(44,878)	(43,794)
Other current assets	(2,220)	2,077
Other assets	2,164	173
Accounts payable	3,721	(702)
Accrued expenses	(11,819)	(40,762)
Net cash provided by operating activities	18,399	4,984

Investing activities
Purchases of property and equipment	(21,896)	(68,650)
Proceeds from sale of assets	—	225
Investment in businesses	(1,499)	(644)
Acquisition of businesses, net of cash acquired	—	(11,756)
Net cash used in investing activities	(23,395)	(80,825)

Financing activities
Borrowings on revolving facilities	235,000	295,000
Payments on revolving facilities	(215,000)	(220,000)
Payments on term loans	—	(1,125)
Borrowings of other debt	2,040	2,333
Principal payments on other debt	(2,977)	(6,094)
Proceeds from (repayment of) bank overdrafts	(1,064)	4,516
Dividends paid to common stockholders	(13,109)	—
Repurchase of common stock	(1,677)	(2,205)
Proceeds from issuance of common stock	1,810	45
Tax benefit from stock based awards	3,119	1,463
Purchase of non-controlling interests	(9,961)	(1,095)
Distributions to non-controlling interests	(860)	(5,197)
Net cash provided by (used in) financing activities	(2,679)	67,641

Net decrease in cash and cash equivalents	(7,675)	(8,200)

Cash and cash equivalents at beginning of period	11,029	22,635
Cash and cash equivalents at end of period	$3,354	$14,435

Supplemental Cash Flow Information
Cash paid for interest	$31,030	$43,229
Cash paid for taxes	$12,587	$23,515

V.  Condensed Consolidated Statement of Cash Flows

For the Years Ended December 31, 2014 and 2015

(In thousands, unaudited)

	2014	2015
Operating Activities
Net Income	$128,175	$135,996
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	11,954	13,969
Depreciation and amortization	68,354	104,981
Provision for bad debts	44,600	59,372
Equity in earnings of unconsolidated subsidiaries	(7,044)	(16,811)
Gain on sale of assets and businesses	(1,048)	(1,098)
Gain on sale of equity investment	—	(29,647)
Loss on early retirement of debt	2,277	—
Stock compensation expense	11,186	14,985
Amortization of debt discount, premium, and issuance costs	7,553	9,543
Deferred income taxes	14,311	(2,058)
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(97,802)	(92,572)
Other current assets	(1,729)	(2,503)
Other assets	(103)	4,713
Accounts payable	5,997	2,345
Accrued expenses	(16,039)	7,200
Net cash provided by operating activities	170,642	208,415

Investing activities
Purchases of property and equipment	(95,246)	(182,642)
Proceeds from sale of assets	—	1,767
Investment in businesses	(4,634)	(2,347)
Proceeds from sale of equity investment	—	33,096
Acquisition of businesses, net of cash acquired	(1,211)	(1,061,628)
Net cash used in investing activities	(101,091)	(1,211,754)

Financing activities
Borrowings on revolving facilities	910,000	1,135,000
Payments on revolving facilities	(870,000)	(895,000)
Proceeds from term loans, net of discounts	—	646,875
Payments on term loans	(33,994)	(29,134)
Issuance of 6.375% senior notes, includes premium	111,650	—
Borrowings of other debt	9,076	13,374
Principal payments on other debt	(14,673)	(18,136)
Proceeds from bank overdrafts	9,240	6,869
Debt issuance costs	(4,434)	(23,300)
Dividends paid to common stockholders	(53,366)	(13,129)
Repurchase of common stock	(130,734)	(15,827)
Proceeds from issuance of common stock	7,355	1,649
Tax benefit from stock based awards	3,119	1,846
Purchase of non-controlling interests	(9,961)	(1,095)
Proceeds from issuance of non-controlling interests	185	217,065
Distributions to non-controlling interests	(3,979)	(12,637)
Net cash provided by (used in) financing activities	(70,516)	1,014,420

Net increase (decrease) in cash and cash equivalents	(965)	11,081

Cash and cash equivalents at beginning of period	4,319	3,354
Cash and cash equivalents at end of period	$3,354	$14,435

Supplemental Cash Flow Information
Cash paid for interest	$78,812	$103,166
Cash paid for taxes	$77,771	$79,420

VI.  Key Statistics

For the Three Months Ended December 31, 2014 and 2015

(unaudited)

	2014	2015	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	113	109
Rehabilitation hospitals (a)	16	18
Total specialty hospitals	129	127

Net operating revenues (,000)	$566,106	$593,336	4.8%

Number of patient days (b)	336,457	339,614	0.9%

Number of admissions (b)	14,057	14,218	1.1%

Net revenue per patient day (b)(c)	$1,546	$1,588	2.7%

Adjusted EBITDA (,000)	$79,999	$86,048	7.6%

Adjusted EBITDA margin	14.1%	14.5%

Outpatient Rehabilitation
Number of clinics — end of period (d)	1,023	1,038

Net operating revenues (,000)	$205,029	$206,178	0.6%

Number of visits (e)	1,266,220	1,339,123	5.8%

Revenue per visit (e)(f)	$103	$103	—

Adjusted EBITDA (,000)	$23,151	$23,558	1.8%

Adjusted EBITDA margin	11.3%	11.4%

Concentra
Number of centers — end of period (g)		300

Net operating revenues (,000)		$239,424

Number of visits (g)		1,782,647

Revenue per visit (g)(h)		$115

Adjusted EBITDA (,000)		$11,518

Adjusted EBITDA margin		4.8%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(d)         Includes managed clinics.

(e)          Excludes managed clinics.

(f)           Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract therapy revenue.

(g)          Excludes onsite clinics and community-based outpatient clinics.

(h)         Net revenue per visit is calculated by dividing center direct patient service revenue by the total number of center visits.

VII.  Key Statistics

For the Years Ended December 31, 2014 and 2015

(unaudited)

	2014	2015	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	113	109
Rehabilitation hospitals (a)	16	18
Total specialty hospitals	129	127

Net operating revenues (,000)	$2,244,899	$2,346,781	4.5%

Number of patient days (b)	1,340,506	1,373,780	2.5%

Number of admissions (b)	55,581	56,570	1.8%

Net revenue per patient day (b)(c)	$1,546	$1,569	1.5%

Adjusted EBITDA (,000)	$341,787	$327,623	(4.1)%

Adjusted EBITDA margin	15.2%	14.0%

Outpatient Rehabilitation
Number of clinics — end of period: (d)	1,023	1,038

Net operating revenues (,000)	$819,397	$810,009	(1.1)%

Number of visits (e)	4,970,724	5,218,532	5.0%

Revenue per visit (e)(f)	$103	$103	—

Adjusted EBITDA (,000)	$97,584	$98,220	0.7%

Adjusted EBITDA margin	11.9%	12.1%

Concentra
Number of centers — end of period (g)		300

Net operating revenues (,000)		$585,222

Number of visits (g)		4,436,977

Revenue per visit (g)(h)		$114

Adjusted EBITDA (,000)		$48,301

Adjusted EBITDA margin		8.3%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(d)         Includes managed clinics.

(e)          Excludes managed clinics.

(f)           Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract therapy revenue.

(g)          Excludes onsite clinics and community-based outpatient clinics.

(h)         Net revenue per visit is calculated by dividing center direct patient service revenue by the total number of center visits.

VIII.  Net Income to Adjusted EBITDA Reconciliation

For the Three Months and Years Ended December 31, 2014 and 2015

(In thousands, unaudited)

The following table reconciles net income to Adjusted EBITDA for Select Medical.  Adjusted EBITDA is used by Select Medical to report its segment performance.  Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, Concentra acquisition costs, equity in earnings (losses) of unconsolidated subsidiaries, and gain on sale of equity investment. The Company believes that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry.  Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of its operating units.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.  Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended December 31,		Year Ended December 31,
	2014	2015	2014	2015
Net income	$27,518	$25,847	$128,175	$135,996
Income tax expense	11,799	7,388	75,622	72,436
Loss on early retirement of debt	—	—	2,277	—
Interest expense	21,414	33,088	85,446	112,816
Equity in earnings of unconsolidated subsidiaries	(2,909)	(4,023)	(7,044)	(16,811)
Gain on sale of equity investment	—	—	—	(29,647)
Stock compensation expense:
Included in general and administrative	3,187	3,560	9,027	11,633
Included in cost of services	536	644	2,015	3,046
Depreciation and amortization	17,345	34,313	68,354	104,981
Concentra acquisition costs	—	—	—	4,715
Adjusted EBITDA	$78,890	$100,817	$363,872	$399,165

Specialty hospitals	$79,999	$86,048	$341,787	$327,623
Outpatient rehabilitation	23,151	23,558	97,584	98,220
Concentra	—	11,518	—	48,301
Other (a)	(24,260)	(20,307)	(75,499)	(74,979)
Adjusted EBITDA	$78,890	$100,817	$363,872	$399,165

(a)         Other primarily includes general and administrative costs.